Exhibit 99.1

Accelr8 Announces Extension of BACcel™ Industry
Agreement, Funding, Updates on Pilot Studies

DENVER, Colo., November 30, 2010 – Accelr8 Technology Corporation (NYSE Alternext US: AXK) announced that it extended its technology evaluation agreement for its BACcel™ rapid diagnostic system with a global diagnostics company. The original agreement was announced on June 17, 2010. The essential terms remain unchanged and continue the funding to Accelr8 during the extended project period. The amended agreement culminates no later than mid-2011. The project includes analysis of ongoing pre-clinical and pilot studies at the Denver Health Medical Center, and at the Barnes-Jewish Hospital in St. Louis (the Washington University in St. Louis School of Medicine). It also specifies certain technical milestones for product engineering and test kit development.

Accelr8 also announced receiving a cash grant of $244,479 as part of a new Internal Revenue Code 48D program created by the Patient Protection and Affordable Care Act. This program provides a tax credit or cash grant for qualifying R&D expenditures related to advanced medical technology discovery and development. The amount is the maximum awarded under the program.

According to David Howson, Accelr8’s president, “we are pleased that our industry relationship is being extended.”

The company and independent principal investigators had reviewed interim data in a clinical pilot study with ICU patients. Although preliminary, the data are fully consistent with the development objectives for diagnostic accuracy and speed. The investigators have submitted the data for presentation at a major medical congress.

“The preliminary data from the ongoing prospective pilot study are consistent with those from remnant specimens. The BACcel™ system can reliably identify and count in less than 150 minutes multiple targeted high-threat live organisms extracted directly from patient specimens. We believe that our data show that we have the first technology demonstrated able to support same-day guidance for treating critically ill patients who acquire a serious infection. The BACcel™ system has the breadth, speed, and accuracy needed to confront the global spread of multi-drug resistant ‘superbugs,’ as they are labeled by the news media,” Howson concluded.

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid analytical platform for infectious pathogens, the BACcel™ system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8’s own products.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Contact	OR

John Metzger, of Metzger Associates	Tom Geimer, of Accelr8 Technology Corp.
+1.303.786.7000, ext. 2202	+1.303.863.8088
john@metzger.com	tom.geimer@accelr8.com

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